Exhibit 99.1

IR CONTACT:	Kate Patterson Websense, Inc. (858) 320-8072 kpatterson@websense.com	MEDIA CONTACT:	Cas Purdy Websense, Inc. (858) 320-9493 cpurdy@websense.com

N E W S   R E L E A S E

Websense Announces Preliminary Second Quarter Results

SAN DIEGO, July 10, 2006—Websense, Inc. (NASDAQ: WBSN), a leading provider of web security and web filtering software, today announced preliminary financial results for the second quarter ended June 30, 2006.

The company expects billings, which represents the full amount of subscription contracts billed to customers during the quarter, to be between $49.5 and $50.0 million, compared with previously issued company guidance of $52 to $55 million. Revenue for the quarter is expected to be in excess of $44.0 million, within the guidance range of $43.5 and $44.5 million. GAAP earnings per diluted share are expected to be between 16 and 17 cents, and non-GAAP earnings per diluted share, which excludes stock-based compensation expense and the related tax effects, are expected to be between 24 and 25 cents per share. Both GAAP and non-GAAP earnings per diluted share are consistent with previously issued company guidance.

“Our second quarter billings performance reflected continued transition to a pure channel distribution model, which resulted in challenges generating new business outside our renewal base, especially in North America” said Gene Hodges, president and CEO of Websense. “We believe our market opportunity remains strong and the actions we have taken will generate continued growth over the long term.”

Second quarter results are preliminary and are subject to regular management and independent auditor review procedures. Final results are scheduled to be released after the market closes on July 25, 2006.

Management will host a conference call and simultaneous webcast to discuss the preliminary results on Monday, July 10, at 1:30 p.m. Pacific Time. To participate in the call, investors should dial (877) 502-9272 (domestic) or (913) 981-5581 (international) ten minutes prior to the scheduled start of the call. Additionally, a live audio-only webcast of the call may be accessed via the internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s website through July 25, 2006 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 5751492.

Non-GAAP Financial Measures

This press release provides financial measures for earnings per diluted share that exclude stock-based compensation expense and tax benefits related to stock-based compensation expense, are therefore are not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management’s and investors’ ability to evaluate the company’s operating results and to compare current operating results with historical operating results prior to the adoption of FAS 123R. A reconciliation of historical GAAP and non-GAAP earnings per diluted share is available for the first quarter of 2006 in the investor section of the company’s website.

This press release also includes financial measures for billings that are not numerical measures that can be calculated in accordance with GAAP. Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of historical billings and deferred revenue is available through the first quarter of 2006 in the investor section of the company’s website.

The company is not able to provide a non-GAAP to GAAP reconciliation of billings or earnings per diluted share for the second quarter ended June 30, 2006 without unreasonable effort as our expected results are preliminary and may change as we complete the close process and customary quarter-end reviews.

About Websense, Inc.

Websense, Inc. (NASDAQ:WBSN), a global leader in web security and web filtering software, is trusted to protect 24 million employees worldwide. Websense proactively discovers and immediately protects customers against web-based threats such as spyware, phishing attacks, viruses and crimeware with maximum protection and minimal effort. With diverse partnerships and integrations, Websense enhances our customers’ network and security environments. For more information, visit www.websense.com.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. These statements may include, among others, our estimates of GAAP and non-GAAP financial results for the second quarter  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at http://www.sec.gov. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

© 2006, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

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